Exhibit 4.4

SILVERBACK ENTERPRISE GROUP, INC.

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”), dated as of November 14, 2012, is entered into by and between Silverback Enterprise Group, Inc., a Delaware corporation (“Company”), Joseph Larscheid, an individual, and Cheryl Larscheid, an individual (each a “Stockholder” and together, the “Stockholders” and together with the Company, collectively the “Parties” and each, individually, a “Party”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Company, LMR Solutions LLC d/b/a EPM Live, a Delaware limited liability company, and the Stockholders, are entering into a Membership Interest Purchase Agreement (the “Purchase Agreement”). Capitalized terms that are used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

WHEREAS, a portion of the consideration payable to the Stockholders in connection with the Membership Interest Purchase is in the form of 800,000 shares of the Company’s Series B-1 Preferred Stock, which shall be issued and delivered pursuant to the Purchase Agreement and be subject to the terms and conditions contained herein.

WHEREAS, as a material inducement for the Company to enter into the Purchase Agreement and consummate the Membership Interest Purchase, (i) Joseph Larscheid (the “Executive”) has agreed to become an employee of the Company (or a Subsidiary of the Company) as of the Closing Date pursuant to an executive employment agreement dated on or about the closing date (the “Executive Agreement”) and (ii) the Stockholders have agreed to enter into this Agreement and agree to the terms set forth herein, including the Forfeiture Obligations (as defined herein) and transfer restrictions.

AGREEMENT

NOW THEREFORE, for valuable consideration, the receipt whereof is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Certain Definitions.

“Cause” shall mean (i) the Executive’s failure to substantially perform the duties and obligations under the Executive Agreement (for reasons other than death or Disability), which shall not be materially different than the duties and obligations of the Executive as of immediately prior to the Closing as defined in the Purchase Agreement, and which failure, if curable within the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure; (ii) Executive’s failure or refusal to comply with reasonable written policies, standards and regulations established by the Company from time to time, which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice of such failure from the Company; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by the Executive; (iv) the Executive’s violation of a federal or state law or regulation applicable to the Company’s business; (v) the Executive’s violation of, or a plea of nolo contendere or guilty to, a felony under the laws of the United States or any state; or (vi) the Executive’s breach of the terms of the Executive Agreement or the Employee Proprietary Information Agreement between the Company and the Executive dated on or about the date hereof.

“Disability” shall mean that Executive, at the time notice is given, has been unable to substantially perform Executive’s duties under the Executive Agreement for not less than one-hundred and twenty (120) work days within a twelve (12) consecutive month period as a result of Executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.

“Good Reason” shall mean the occurrence of one or more of the following, without Executive’s express written consent: (i) Executive’s relocation to a facility or a location more than fifty (50) miles from Executive’s then current location; or (ii) a material reduction in Executive’s Base Salary (except where there is a reduction applicable to the executive team generally).

“Forfeiture Obligations” shall mean the requirement that the Purchaser Shares be forfeited and promptly surrendered to the Company for no additional consideration (i) upon a termination of employment by the Company for Cause or (ii) a resignation by Executive without Good Reason or without fulfilling the requirements for resigning with Good Reason as required in the Executive Agreement.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

2. Forfeiture Obligation. The Parties acknowledge and agree that as consideration for the Membership Interest Purchase, the Company agrees to issue and deliver 800,000 shares of the Company’s Series B-1 Preferred Stock to the Stockholders (the “Purchaser Shares”), subject to the terms of and subject to the satisfaction of the terms of the Purchase Agreement, the Executive Agreement and this Agreement, including without limitation the Forfeiture Obligations and other transfer restrictions applicable thereto.

(a) Subject to Section 2(b) and 2(c), the Purchaser Shares shall be released from the Forfeiture Obligations on the date that is twenty-four (24) months following the Closing Date.

(b) Notwithstanding anything to the contrary herein, in the event of Executive’s death, Disability, termination of Executive’s employment by the Company or its Subsidiary employing Executive without Cause or resignation by Executive for Good Reason pursuant to the requirements for resigning for Good Reason set forth in the Executive Agreement, all Purchaser Shares shall be released from the Forfeiture Obligations; provided, however, that any such Purchaser Shares shall remain subject to any applicable securities laws or other restrictions to which the Stockholders are subject under this Agreement or the Company’s applicable written policies.

(c) Immediately upon Executive’s termination for Cause by the Company or its Subsidary employing Executive or Executive’s resignation without Good Reason (or without fulfilling the requirements for resigning with Good Reason as required in the Executive Agreement), the Purchaser Shares will be forfeited and automatically surrendered to the Company for no additional consideration and the Stockholders will have no further rights to the Purchaser Shares.

3. Lock-Up Period. Each Stockholder hereby agrees that such Stockholder shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Stock (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Stock (or other securities) of the Company held by such Stockholder (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred and eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act (or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto).

Each Stockholder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Stockholder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 3 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred and eighty (180) day (or other) period. Each Stockholder agrees that any transferee of any portion of the Purchaser Shares or shares acquired pursuant to the Purchaser Shares shall be bound by this Section 3.

4. Tax Consequences. Each Stockholder has reviewed with such Stockholder’s own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Stockholders are relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Each Stockholder understands that such Stockholder (and not the Company) shall be responsible for such Stockholder’s tax liability that may arise as a result of the transactions contemplated by this Agreement.

5. Restriction on Transfer. Except for the escrow described in Section 6, none of the Purchaser Shares or any beneficial interest therein shall be transferred, encumbered or otherwise disposed of in any way until the release of such Purchaser Shares from the Forfeiture Obligations in accordance with the provisions of this Agreement. Any distribution or delivery to be made to a Stockholder under this Agreement shall, if such Stockholder is then deceased, be made to such Stockholder’s designated beneficiary, or if no beneficiary survives such Stockholder, to the administrator or executor of the Stockholder’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

6. Escrow of Shares.

(a) To ensure the availability for delivery of the Purchaser Shares in the event of forfeiture to the Company, the Stockholders will, upon execution of this Agreement, deliver and deposit (or direct such Purchaser Shares to be delivered and deposited) with an escrow holder designated by the Company (the “Escrow Holder”) the share certificates representing the Purchaser Shares, together with the Assignment Separate from Certificate (the “Stock Assignment”) duly endorsed in blank, a form of which is attached hereto as Exhibit A-1. The Purchaser Shares and Stock Assignment shall be held by the Escrow Holder, pursuant to the Joint Escrow Instructions of the Company and the Stockholders attached as Exhibit A-2 hereto, until such time as the Forfeiture Obligations expire.

(b) The Escrow Holder shall not be liable for any act it may do or omit to do with respect to holding the Purchaser Shares in escrow and while acting in good faith and in the exercise of its judgment.

(c) Subject to the terms hereof, each Stockholder shall have all the rights of a shareholder with respect to such Stockholder’s Pro Rata Portion (as defined in the Purchase Agreement) of such Purchaser Shares while they are held in escrow, including without limitation, the right to vote the Purchaser Shares and receive any cash dividends declared thereon.

7. Company’s Right of First Refusal. Subject to Section 5, before any Purchaser Shares held by a Stockholder or any transferee (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Purchaser Shares being sold or otherwise transferred (the “Transfer Shares”) on the terms and conditions set forth in this Section 7 (the “Right of First Refusal”).

(a) Notice of Proposed Transfer. The Holder of the Transfer Shares shall deliver to the Company a written notice (the “Notice”) stating: (i) the Holder’s bona fide intention to sell or otherwise transfer such Transfer Shares; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of Purchaser Shares to be transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the Transfer Shares (the “Offered Price”), and the Holder shall offer the Transfer Shares at the Offered Price to the Company or its assignee(s).

(b) Exercise of Right of First Refusal. At any time within thirty (30) days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Transfer Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection (c) below.

(c) Purchase Price. The purchase price (“Right of First Refusal Price”) for the Transfer Shares purchased by the Company or its assignee(s) under this Section 7 shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board in good faith.

(d) Payment. Payment of the Right of First Refusal Price shall be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, to its assignee), or by any combination thereof within thirty (30) days after receipt of the Notice or in the manner and at the times set forth in the Notice.

(e) Holder’s Right to Transfer. If all of the Transfer Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section 7, then the Holder may sell or otherwise transfer such Transfer Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within one hundred and twenty (120) days after the date of the Notice, that any such sale or other transfer is effected in accordance with any applicable securities laws and that the Proposed Transferee agrees in writing that the provisions of this Section 7 shall continue to apply to the Transfer Shares in the hands of such Proposed Transferee. If the Transfer Shares described in the Notice are not transferred to the Proposed Transferee within such period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Transfer Shares held by the Holder may be sold or otherwise transferred.

(f) Exception for Certain Family Transfers. Anything to the contrary contained in this Section 7 notwithstanding, the transfer of any or all of the Purchaser Shares held by a Stockholder during such Stockholder’s lifetime or on such Stockholder’s death by will or intestacy to such Stockholder’s immediate family or a trust for the benefit of the Stockholder’s immediate family shall be exempt from the provisions of this Section 7. “Immediate Family” as used herein shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister. In such case, the transferee or other recipient shall receive and hold the Purchaser Shares so transferred subject to the provisions of this Agreement, including but not limited to this Section 7 and Section 9, and there shall be no further transfer of such Purchaser Shares except in accordance with the terms of this Section 7.

(g) Termination of Right of First Refusal. The Right of First Refusal shall terminate as to any Purchaser Shares upon the earlier of (i) the first sale of Common Stock of the Company to the general public, or (ii) a Change in Control in which the successor corporation has equity securities that are publicly traded.

8. Representations and Warranties.

(a) Accredited Investor. Each Stockholder is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated by the SEC under the Securities Act.

(b) No Registration. Each Stockholder understands and acknowledges that the issuance by the Company of the Purchaser Shares will not be registered under the Securities Act by reason of a specific exemption from the registration and prospectus delivery requirements of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of each Stockholder’s representations set forth in this Section 8.

(c) Restricted Stock. Each Stockholder understands and acknowledges that the Purchaser Shares constitute “restricted stock” and, therefore, such shares may not be sold unless they are registered under the Securities Act or an exemption from the registration and prospectus delivery requirements of the Securities Act is available.

(d) Investment Intent. Each Stockholder is acquiring the Purchaser Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and that neither Stockholder has any present intention of selling, granting any participation in, or otherwise distributing the same. Each Stockholder further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Purchaser Shares.

(e) Speculative Nature of Investment. Each Stockholder understands and acknowledges that the Company has a limited financial and operating history and that an investment in the Company is highly speculative and involves substantial risks. Each Stockholder can bear the economic risk of such Stockholder’s investment and is able, without impairing such Stockholder’s financial condition, to hold the Purchaser Shares for an indefinite period of time and to suffer a complete loss of such Stockholder’s investment.

(f) Access to Data. Each Stockholder has had an opportunity to ask questions of, and receive answers from, the officers of the Company concerning the Purchaser Shares and the transactions contemplated by the Purchase Agreement, as well as the Company’s business, management and financial affairs, which questions were answered to its satisfaction. Each Stockholder believes that it has received all the information such Stockholder considers necessary or appropriate for deciding to acquire the Purchase Shares pursuant to the Purchase Agreement. Each Stockholder understands that any information issued by the Company was intended to describe certain aspects of the Company’s business and prospects, but was not necessarily a thorough or exhaustive description. Each Stockholder acknowledges that any business plans prepared by the Company have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results. Each Stockholder also acknowledges that it is relying solely on its own counsel and not on any statements or representations of the Company or its agents for legal advice with respect to this investment or the transactions contemplated by the transactions contemplated by the Purchase Agreement.

9. Restrictive Legends and Stop-Transfer Orders.

(a) Legends. Each Stockholder understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Purchaser Shares together with any other legends that may be required by the Company or by state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A RIGHT OF FIRST REFUSAL HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE RESTRICTED STOCK AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS AND RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THESE SHARES.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR A PERIOD OF TIME FOLLOWING THE EFFECTIVE DATE OF THE UNDERWRITTEN PUBLIC OFFERING OF THE COMPANY’S SECURITIES SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF BY THE HOLDER PRIOR TO THE EXPIRATION OF SUCH PERIOD WITHOUT THE CONSENT OF THE COMPANY OR THE MANAGING UNDERWRITER.

(b) Stop-Transfer Notices. Each Stockholder agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Purchaser Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Purchaser Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Purchaser Shares shall have been so transferred.

10. Notices. Any notice, demand or request required or permitted to be given by either the Company or a Stockholder pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

Any notice to the Escrow Holder shall be sent to the Company’s address with a copy to the other parties not sending the notice.

11. No Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

12. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon each Stockholder and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of the Stockholders under this Agreement may only be assigned with the prior written consent of the Company.

13. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Stockholders or by the Company forthwith to the Administrator, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Administrator shall be final and binding on all parties.

14. Additional Documents. Each Stockholder agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

15. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

16. Governing Law; Severability. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of Delaware. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect.

17. Entire Agreement. This Agreement, the Purchase Agreement and the Executive Agreement (including the exhibits referenced herein) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Stockholders with respect to the subject matter hereof, and may not be modified adversely to the Stockholders’ interests except by means of a writing signed by the Company and the Stockholders.

(Signature page(s) to follow.)

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered in its name and on its behalf as of the date first above written.

“COMPANY”

SILVERBACK ENTERPRISE GROUP, INC.

/s/ JOHN T. MCDONALD
By

John T. McDonald
Print Name

Chief Executive Officer
Title

“STOCKHOLDERS”

Joseph Larcsheid

/s/ JOSEPH LARCSHEID
By

Joseph Larcsheid
Print Name

Title

Cheryl Larscheid

/s/ CHERYL LARSCHEID
By

Cheryl Larscheid
Print Name

Title

EXHIBIT A-1

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED I,                     , hereby sell, assign and transfer unto Silverback Enterprise Group, Inc.                      shares of the Series B-1 Preferred Stock of Silverback Enterprise Group, Inc. standing in my name on the books of said corporation represented by Certificate No.          herewith and do hereby irrevocably constitute and appoint                      to transfer the said stock on the books of the within named corporation with full power of substitution in the premises.

This Stock Assignment may be used only in accordance with the Restricted Stock Agreement between Silverback Enterprise Group, Inc., Joseph Larscheid and Cheryl Larscheid dated                     ,          (the “Agreement”).

Dated: ,	Signature:

Dated: ,	Signature:

INSTRUCTIONS: Please do not fill in any blanks other than the signature line.

EXHIBIT A-2

JOINT ESCROW INSTRUCTIONS

            ,

Chief Financial Officer

Silverback Enterprise Group, Inc.

401 Congress Ave.

Suite 2950

Austin, TX 78701

Dear                     :

As Escrow Agent for both Silverback Enterprise Group, Inc. (the “Company”), and the undersigned holders of stock of the Company (the “Stockholders”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Restricted Stock Agreement (the “Agreement”) between the Company, Joseph Larscheid and Cheryl Larscheid, in accordance with the following instructions:

1. In the event the shares subject to Forfeiture Obligations as set forth in the Agreement are forfeited to the Company and/or any assignee of the Company (referred to collectively for convenience herein as the “Company”), the Company shall give to the Stockholders and you a written notice specifying the number of shares of stock being forfeited. The Stockholders and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

2. At the time indicated in the notice, you are directed (a) to date the stock assignments necessary for the transfer in question, (b) to fill in the number of shares being transferred, and (c) to deliver the stock assignments, together with the certificate evidencing the shares of stock to be transferred, to the Company or its assignee.

3. The Stockholders irrevocably authorize the Company to deposit with you any certificates evidencing shares of stock to be held by you hereunder and any additions and substitutions to said shares as defined in the Agreement. The Stockholders do hereby irrevocably constitute and appoint you as the Stockholders’ attorney-in-fact and agent for the term of this escrow to execute with respect to such securities all documents necessary or appropriate to make such securities negotiable and to complete any transaction herein contemplated, including but not limited to the filing with any applicable state blue sky authority of any required applications for consent to, or notice of transfer of, the securities. Subject to the provisions of this paragraph 3, the Stockholders shall exercise all rights and privileges of a stockholder of the Company while the stock is held by you.

4. Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

5. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for the Stockholders while acting in good faith, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

6. You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

7. You shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

8. You shall not be liable for the outlawing of any rights under the Statute of Limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

9. You shall be entitled to employ such legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor.

10. Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be an officer or agent of the Company or if you shall resign by written notice to each party. In the event of any such termination, the Company shall appoint a successor Escrow Agent.

11. If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

12. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

13. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses or at such other addresses as a party may designate by ten (10) days advance written notice to each of the other parties hereto.

14. By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.

15. This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

16. These Joint Escrow Instructions shall be governed by the internal substantive laws, but not the choice of law rules, of Delaware.

(Signature page(s) to follow.)

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered in its name and on its behalf as of the date first above written.

“COMPANY”

SILVERBACK ENTERPRISE GROUP, INC.

/s/ JOHN T. MCDONALD
By

John T. McDonald
Print Name

Chief Executive Officer
Title

“STOCKHOLDERS”

Joseph Larscheid

/s/ JOSEPH LARSCHEID
By

Joseph Larscheid
Print Name

Cheryl Larscheid

/s/ CHERYL LARSCHEID
By

Cheryl Larscheid
Print Name

ESCROW AGENT

/s/ MICHAEL HILL
Chief Financial Officer

Dated:	11/14/12